

Joan Mitchell

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Joan Mitchell was one of the leading Abstract Expressionists of her generation, who continues to be celebrated today.


Joan Mitchell
RHUBARB

DEAL TERMS
HISTORICAL RETURNS
BIOGRAPHY
MEDIA
DOCUMENTS

WHY WE LIKE THIS PAINTING

‘Rhubarb’ is emblematic of Joan Mitchell’s energetic, colorful visual language that was influenced by French Impressionism and European Modernism, as well as by her Abstract Expressionist peers.

While Mitchell’s compositions have varied greatly throughout her career, the works created in her Paris studio on the Rue Frémicourt exemplify a rich intensity and urgency emblematic of her mature style. Two events which serve as testaments to the early recognition of this period in her career: in 1961, *Skyes* (1960-1) graced the cover of Art News, while *Atlantic Side* (1960) was included in the “American Abstract Expressionists and Imagists” exhibition at the Solomon R. Guggenheim Museum in New York.

Works from the Paris years have appreciated significantly on average and sold for increasingly high prices at auction in the past decade. The desirability of large format paintings executed between 1959 and 1967 is evidenced by near record prices recently achieved at auction: *12 Hawks at 3 O’Clock* (1960) sold for $14,037,500 in 2018, *Untitled* (1960-5), sold for $11,925,000 in 2014, and *Untitled* (c. 1960), sold for $9,322,500 in 2011. Though slightly smaller than the aforementioned examples, the scale of *Rhubarb* is matched by a number of works from this period and was favored by the artist, as was the palette of ochre and viridian. *Rhubarb* recalls the gestural markings of the artist’s New York mentors, Willem de Kooning and Franz Kline, and exhibits a similar reddish blush seen in other top works. The year, colors, size and execution of *Rhubarb* make it a particularly commercial and desirable work by the artist.

14.2%

PRICE APPRECIATION OF SIMILAR WORKS FOR MITCHELL

Learn more about price appreciation, and view our important disclosures

Deal Terms

THE PAINTING

Rhubarb

Masterworks agreed to acquire *Rhubarb,* 1962, which measures at 77 inches by 51 inches, in a privately negotiated transaction on June 24, 2020.



Rhubarb
1962

signed, titled and dated 'Rhubarb Mitchell 62'
(on the stretcher)
oil on canvas
76 ¾ × 51 ¼ in. (195 × 130.2cm.)
Painted in 1962

HISTORICAL PERFORMANCE OF SIMILAR WORKS BY JOAN MITCHELL

14.2%

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Joan Mitchell with the following criteria: paintings started between 1959 and 1967, larger than 60 in. × 40 in. and smaller than 80 in. × 60 in. in size, regardless of orientation. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate.

Important Disclosures*

APPRAISED VALUE

$5,500,000

Immediately prior to Masterworks entry into an agreement to acquire the Painting, Masterworks appraised the fair value of the painting at $5,500,000, which was based in part on a report by an independent third party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals. Please see Offering Circular for more information.

OFFERING SIZE

$5,000,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Joan Mitchell



$9m
$8m
$7m
$6m
$5m
$4m
$3m
$2m
$1m
$0
1986
1989
1992
1995
1998
2001
2004
2007
2010
2013
2016
2019
Similar Paintings

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Joan Mitchell with the following criteria: paintings started between 1959 and 1967, larger than 60 in. × 40 in. and smaller than 80 in. × 60 in. in size, regardless of orientation. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate.

Important Disclosures*



Sea Keep

Auction House	Sotheby's
Sales Date	Nov 11, 1986
Year	1960–1961
Sold For	**$61,600**



Untitled

Auction House	Sotheby's
Sales Date	Nov 5, 1987
Year	1964
Sold For	**$33,000**



Cythère

Auction House	Sotheby's

Historical Joan Mitchell Returns

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE
$51,700

SALE PRICE
$7,109,000

GROSS RETURN
▲ **137.5x** (30 years)



PURCHASE PRICE
$22,000

SALE PRICE
$2,432,000

GROSS RETURN
▲ **110.55x** (26 years)



PURCHASE PRICE
≈ **$33,000**

SALE PRICE
$3,615,000

GROSS RETURN
▲ **109.55x** (30 years)



PURCHASE PRICE
$30,800

SALE PRICE
$266,500

SALE PRICE
$1,528,000

GROSS RETURN
▲ **49.61x** (21 years)

MORE RESULTS

Biography

Joan Mitchell (1925–1992) is remembered as one of the most pivotal female figures of the second generation of American Abstract Expressionists. Though Mitchell completed her academic training at the School of the Art Institute of Chicago and earned a BFA in 1947, plus an MFA in 1950, she soon eschewed figuration entirely to pursue abstract painting. After spending some time in Paris and the south of France, Joan Mitchell moved to New York and quickly became recognized as a talented painter, and accordingly, was selected to show in the now legendary "Ninth Street Show," which took place in 1951. Among other things, the recognition of Mitchell's peers, like Williem de Kooning and Franz Kline, earned her a membership at the 'Eight Street Club', which by then had evolved into the center of the New York art world. In 1955, Mitchell began to split her time between France and New York, and by 1959 she had decided to settle permanently in France, where she took up a studio in Paris. The nine years that followed proved to be some of the most prolific of her artistic career, and the masterpieces created during this period have been revered by curators and collectors alike. In 1968, Joan Mitchell moved to Vétheuil, where she continued to paint until her passing in 1992.

Early in her career, the artist's work was included in multiple important exhibitions, including those at the Whitney Museum of American Art in New York, the Carnegie Institute in Pittsburgh, the Art Institute of Chicago, the Corcoran Gallery of Art in Washington, D.C, as well as a major touring exhibition organized by the Museum of Modern Art in New York that visited nine venues in Japan. The Everson Museum of Art hosted the artist's first institutional solo show in 1972, which was shortly followed by the first of three major solo exhibitions of the artist's work at the Whitney Museum of American Art (1974, 1992, and posthumously in 2002). In the last years before her death, the artist was honored with the Grand Prix National de Peinture in France in 1989, a symbol of international lifetime achievement. The legacy of Joan Mitchell is powerful and meteoric, with celebrated historical surveys throughout the last decade in Europe and North America, with an upcoming retrospective, organized by the Baltimore Museum of Art and the San Francisco Museum of Art for 2021. Over the last decade, Joan Mitchell's accomplishments have become increasingly recognized in the market for fine art, with her auction prices now reaching over $15 million, with a record set by *Blueberry,* (1969), which achieved $16,625,000 at auction in 2018, a sum nearly double where her record had been just seven years prior: $9,322,500 for *Untitled,* (c. 1960) sold in 2011.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$62,585,859

2019 NUMBER OF LOTS SOLD

54

Media



Documents

Offering Circular	Official Filing on SEC.gov
Provenance	The Artist. Private Collection, Milan. Anon. sale, Sotheby's New York, 11 November 1988, lot 115. Private Collection. Anon. sale, Christie's London, 4 October 2019, lot 21. Private Collection. Acquired from above by Masterworks.
Further Reading	Post-War and Contemporary Art Evening Auction, London, 4 October 2019 (please note that the information from the above is to not be construed as part of our offering materials)

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